HUMANA INC.
STOCK OPTION AGREEMENT
AND AGREEMENT NOT TO COMPETE OR SOLICIT
UNDER THE 2011 STOCK INCENTIVE PLAN

THIS AGREEMENT (“Agreement”) made as of <award_date> (the “Grant Date”) by and between HUMANA INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Company"), and <first_name> <middle_name> <last_name>, an employee of the Company (hereinafter referred to as "Optionee").
WITNESSETH
WHEREAS, the Humana Inc. 2011 Stock Incentive Plan (the "Plan"), was approved by the Company’s Board of Directors (the "Board") and stockholders; and
WHEREAS, the Company desires to grant to Optionee an option to purchase shares of common stock of the Company in accordance with the Plan;
NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and Optionee agree as follows:

I.    OPTION GRANT
A.    Grant of Option. The Company hereby grants to Optionee, as a matter of separate inducement and agreement and not in lieu of salary or other compensation for services, a Non-Qualified Stock Option to purchase <shares_awarded> shares of the $.16‑2/3 par value common stock of the Company ("Common Stock") at the purchase price of <award_price> per share (the "Option") exercisable on the terms and conditions set forth herein.
B.    Term. The term of the Option shall commence upon the date of grant <award_date>, and shall expire on <expire_Date> (“Expiration Date”).
C.    Vesting of Option. Except as otherwise set forth herein, this Option shall be exercisable by Optionee or his/her personal representative on and after the first anniversary of the Grant Date in cumulative annual installments of one-third of the number of Shares covered hereby.
D.    Effect of Termination of Employment on Option.
1.    If the employment of Optionee by the Company is terminated for Cause, all the rights of Optionee under this Agreement, whether or not exercisable, shall terminate immediately.
2.    If the employment of Optionee is terminated for any reason other than for Cause, Retirement, death or Disability, unless otherwise specified herein, all the rights of Optionee under this Agreement then exercisable shall remain exercisable at any time within ninety (90) days after the date of such termination, but in no event beyond the Expiration Date.
3.    In the event of Optionee’s Retirement, (i) to the extent that this Option (or portion hereof) is exercisable as of the date of such Retirement, this Option (or portion hereof) shall be exercisable at any time within two (2) years after the date of Retirement, but in no event beyond the Expiration Date, and only to the extent the Option (or portion hereof) was exercisable at the date of Retirement, and (ii) to the extent that this Option (or portion hereof) is not exercisable as of the date of such Retirement, an additional portion of the Option shall immediately vest and become exercisable upon the date of Optionee’s Retirement, with such additional portion to be the annual increment of the Option that would have vested during the one (1) year period beginning on the date of the Optionee’s Retirement, and the portion of the Option that vests pursuant to this clause (ii) shall be exercisable at any time within two (2) years following the date of Optionee’s Retirement, but in no event beyond the Expiration Date. Any portion of the Option that is not exercisable on the date of Optionee’s Retirement and could not become exercisable after taking into account the provisions of this Section I.D.3. shall be immediately forfeited upon Optionee’s Retirement.
4.    In the event of termination due to death or Disability of Optionee while in the employ of the Company, this Option shall become exercisable within 30 days of the termination due to death or Disability of Optionee and shall remain exercisable by Optionee or the person or the persons to whom those rights pass by will or by the laws of descent and distribution or, if appropriate, by the legal representative of Optionee or the estate of Optionee at any time within two (2) years after the date of such death or Disability, regardless of the Expiration Date.
5.    In the event of a Change in Control, if the employment of Optionee is terminated within two (2) years following the Change in Control (i) by the Company or its acquirer or successor for any reason other than Cause or (ii) by Optionee with Good Reason (as defined below) (a “Change in Control Termination”), this Option (or any option or other award for which this Option is substituted or into which this Option is converted into in connection with the Change in Control) shall become fully vested and immediately exercisable in its entirety, and this Option (or any substitute award) shall remain exercisable until the second anniversary of the date of the termination of the Optionee’s employment, but in no event beyond the Expiration Date. For the purposes of this Agreement, “Good Reason” means, (a) if Optionee is a party to an employment or a severance agreement with the Company or one of its Subsidiaries in which “Good Reason” is defined, the occurrence of any circumstances defined as “Good Reason” in such employment or severance agreement, or (b) if Optionee is not a party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Good Reason” is defined, the relocation of Optionee’s office at which Optionee is to perform his or her duties to a location more than thirty (30) miles from the location at which Optionee performed his or her duties prior to the Change in Control.

E.    Exercise of Option.
1.    This Option shall be exercisable only by written notice to the Secretary of the Company at the Company's principal executive offices, or through the on-line procedure to such broker-dealer as designated by the Company, by Optionee or his/her legal representative as herein provided. Such notice shall state the number of shares with respect to which the Option is being exercised and shall be signed, or authorized electronically, by Optionee or his/her legal representative, as applicable.
2.    The purchase price shall be paid as follows:
a)    In full in cash upon the exercise of the Option; or

b)    By tendering to the Company shares of the Common Stock of Company owned by him/her prior to the date of exercise and having an aggregate fair market value equal to the cash exercise price applicable to his/her Option
c)    A combination of I.E.(2)(a) and I.E.(2)(b) above; or
d)    Through the cashless exercise provisions of the designated broker-dealer as described in the procedures communicated to Optionee by the Company.
3.    Federal, state and local income and employment taxes and other amounts as may be required by law to be collected by the Company (“Withholding Taxes”) in connection with the exercise of this Option shall be paid pursuant to the Plan by Optionee prior to the delivery of any Common Stock under this Agreement. The Company shall, at Optionee’s election, withhold delivery of a number of Shares with a Fair Market Value as of the exercise date equal to the Withholding Taxes in satisfaction of Optionee’s obligations hereunder.

II.    AGREEMENT NOT TO COMPETE AND AGREEMENT NOT TO SOLICIT. Optionee acknowledges that Optionee’s continued employment with the Company and the grant of the Options evidenced hereby is sufficient consideration for this Agreement, including, without limitation, the restrictions imposed by this Section II.
A.    Agreement Not To Compete. Optionee hereby covenants and agrees that for a period commencing on the Grant Date and ending twelve (12) months after the effective date of Optionee's termination of employment with the Company, Optionee shall not, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, material shareholder, investor or principal of, or consultant or independent contractor with, another entity, engage in business with, be employed by, or render any consultation or business advice or other services with respect to, any business which provides or offers products or services which compete with any Company Business, in any geographic areas in which the Company and/or any of its affiliates is then currently doing Company Business.
B.    Agreement Not To Solicit. Optionee hereby covenants and agrees that for a period commencing on the Grant Date and ending twelve (12) months after the effective date of Optionee's termination of employment with the Company, Optionee, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, material shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not:
1.    Interfere with the relationship of the Company and/or any of its affiliates and any of its employees, agents, representatives, consultants or advisors.
2.    Divert, or attempt to cause the diversion from the Company and/or any of its affiliates, any Company Business, nor interfere with relationships of the Company and/or any of its affiliates with its policyholders, agents, brokers, dealers, distributors, marketers, sources of supply or customers.
3.    Solicit, recruit or otherwise induce or influence any employee of the Company and/or any of its affiliates to accept employment in any business which competes with the Company Business, in any of the geographic areas in which the Company and/or any of its affiliates is then currently doing Company Business.
C.    Definitions. For purposes of Sections II.A and B, the following definitions apply.

1.    “Company Business” shall mean any business related to a service or product offered by the Company and/or any of its affiliates during the two-year period immediately preceding the Optionee’s termination date that Optionee engaged in or rendered any consultation or business advice or other services with respect to, during Optionee’s employment with the Company and/or any of its affiliates.
2    “Geographic area” shall mean any state, commonwealth or territory of the United States or any equivalent entity in any foreign country.
D.    Effect of Termination of Employment other than a Change in Control Termination on Agreements Not to Compete and Not to Solicit.
1.    In the event Optionee voluntarily resigns or is discharged by Company with Cause at any time prior to the vesting of the Option, the prohibitions on Optionee set forth in Sections II.A and II.B shall remain in full force and effect.
2.    In the event Optionee is discharged by Company other than with Cause prior to the vesting herein of the Option, the prohibitions set forth in Section II.A shall remain in full force and effect only if the Company, solely at its option, pays to Optionee an amount at least equal to Optionee's then current annual base salary, whether such amount is paid pursuant to this provision or pursuant to any other severance or separation plan or other plan or agreement between Optionee and Company.
3.    In the event Optionee is discharged by Company other than with Cause prior to vesting herein of the Option, the prohibitions set forth in Section II.B above shall remain in full force and effect.
4.    After the vesting of the Option, the prohibitions on Optionee set forth herein shall remain in full force and effect, except as otherwise provided in Section II.E.

E.    Effect of a Change in Control Termination on Agreements Not to Compete and Not to Solicit.

1.    Notwithstanding anything set forth in Section II.D., in the event of a Change in Control Termination, the prohibitions on Optionee set forth in Section II.A shall remain in full force and effect only if the acquirer or successor to the Company following the Change in Control shall, solely at its option, pay, within thirty (30) days following Optionee's employment termination date with the Company or its successor, to the Optionee the Non-Compete Payment. Notwithstanding any previous agreement between Optionee and the Company relating to the prohibitions set forth in Section II.A and, to the extent Optionee has previously been granted equity award agreements pursuant to the Plan (“Prior Awards”), from the date hereof until the earlier of (a) two years following the closing of the merger of the Company with Aetna Inc., pursuant to that certain Agreement and Plan of Merger dated as of July 2, 2015, among Aetna Inc., Echo Merger Sub, Inc., Echo Merger Sub, LLC and Humana Inc. (the “Aetna Merger Agreement”), and (b) termination of the Aetna Merger Agreement (such earlier date, the “Trigger Date”), the “Non-Compete Payment” shall be an amount at least equal to Optionee's then current annual base salary, plus Optionee’s maximum potential bonus pursuant to any bonus plan in which Optionee participated as of the date of the Change in Control. From and after the Trigger Date, or, if Optionee has not been granted Prior Awards, at any time, the “Non-

Compete Payment” shall be an amount at least equal to Optionee’s then current annual base salary, plus Optionee’s target potential bonus pursuant to any bonus plan in which Optionee participated as of the date of the Change in Control. Such sums shall be in addition to any other amounts paid or payable to Optionee with respect to other change in control agreements. For the avoidance of doubt, the provisions of this Section IIE shall supersede any agreement between Optionee and the Company relating to the prohibitions on Optionee set forth in Section II.A, with the exception of any similar agreement contained in (i) any employment agreement between Optionee and the Company, or (ii) any agreement between Optionee and the Company not related to the employment of Optionee by the Company.
2.    In the event of a Change in Control Termination, the prohibitions on Optionee set forth in Section II.B. shall remain in full force and effect.

F.    Governing Law. Notwithstanding any other provision herein to the contrary, the provisions of this Section II of the Agreement, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflicts or choice of laws rules or principles that might otherwise refer construction or interpretation of this Section II to the substantive law of another jurisdiction.
G.    Injunctive Relief; Invalidity of Any Provision. Optionee acknowledges that (1) his or her services to the Company are of a special, unique and extraordinary character, (2) his or her position with the Company will place him or her in a position of confidence and trust with respect to the operations of the Company, (3) he or she will benefit from continued employment with the Company, (4) the nature and periods of restrictions imposed by the covenants contained in this Section II hereof are fair, reasonable and necessary to protect the Company, (5) the Company would sustain immediate and irreparable loss and damage if Optionee were to breach any of such covenants, and (6) the Company’s remedy at law for such a breach will be inadequate. Accordingly, Optionee agrees and consents that the Company, in addition to the recovery of damages and all other remedies available to it, at law or in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Optionee of any covenant contained in Section II hereof. If any provision of this Section II is determined by a court of competent jurisdiction to be invalid in whole or in part, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law, and as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

III.    MISCELLANEOUS PROVISIONS
A.    Binding Effect & Adjustment.    This Agreement shall be binding and conclusive upon each successor and assign of the Company. Optionee’s obligations hereunder shall not be assignable to any other person or entity. It is the intent of the parties to this Agreement that the benefits of any appreciation of the underlying Common Stock during the term of the Award shall be preserved in any event, including but not limited to a recapitalization, merger, consolidation, reorganization, stock dividend, stock split, reverse stock split, spin-off or similar transaction, or other change in corporate structure affecting the Shares, as more fully described in Sections 4.6 and 11 of the Plan. All obligations imposed upon Optionee and all rights granted to Optionee and to the Company shall be binding upon Optionee's heirs and legal representatives.
B.    Amendment. This Agreement may only be amended by a writing executed by each of the parties hereto.
C.    Governing Law. Except as to matters of federal law and the provisions of Section II hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.
D.    Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Kentucky, County of Jefferson, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Kentucky, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
E.    No Employment Agreement. Nothing herein confers on the Optionee any rights with respect to the continuance of employment or other service with the Company, nor will it interfere with any right the Company would otherwise have to terminate or modify the terms of Optionee's employment or other service at any time.
F.    Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any relevant jurisdiction, or would disqualify this Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Agreement shall remain in full force and effect.
G.    Assignment. The Option granted under this Agreement to Optionee may not be assigned, transferred, pledged, alienated or hypothecated in any manner during Optionee's lifetime, but shall be solely and exclusively the right of Optionee to exercise during his/her lifetime. Should Optionee attempt to assign, transfer, pledge, alienate or hypothecate this Option or any rights hereunder in any manner whatsoever, such action shall constitute a breach of the covenants hereunder and Company may terminate this Option as to any then unexercised shares.
H.    Defined Terms. Any term used herein and not otherwise defined herein shall have the same meaning as in the Plan. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan. Any disputes or questions of right or obligation which shall result from or relate to any interpretation of this Agreement shall be determined by the Committee. Any such determination shall be binding and conclusive upon Optionee and any person or persons claiming through Optionee as to any rights hereunder.
I.    Execution. If Optionee shall fail to execute this Agreement, either manually with a paper document, or through the on-line grant agreement procedure with the Company’s designated broker–dealer, and, if manually executed, return the executed original to the Secretary of the Company, the Award shall be null and void. The choice of form will be at the Company’s discretion.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Optionee has executed this Agreement, each as of the day first above written.

"Company"

ATTEST:		HUMANA INC.

BY:	/s/ JOAN O. LENAHAN	BY:	/s/ BRUCE D. BROUSSARD
	JOAN O. LENAHAN		BRUCE D. BROUSSARD
	Vice President and Corporate Secretary		President & Chief Executive Officer

“Optionee”

<first_name><middle_name><last_name>